FOR IMMEDIATE RELEASE	EXHIBIT 99.1

ACR GROUP, INC. COMMON STOCK TO BE LISTED

ON AMERICAN STOCK EXCHANGE

Houston, TX -- March 16, 2006. ACR Group, Inc. (OTC-BB: ACRG), today announced that the American Stock Exchange has accepted its application to list the Company's common stock. The Company expects to begin trading on Monday, March 20, 2006, under the symbol "BRR", a reference to the Company's business of selling air conditioning and heating equipment, parts and supplies.

"We are extremely pleased to be accepted for listing on the American Stock Exchange," stated Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, Inc. "This is a very significant step in our progression as a publicly-traded company. We believe that, by trading on a major exchange, we will significantly enhance our company's visibility within the investment community and provide a more orderly trading mechanism for our shareholders. The representatives of AMEX and of HBH Specialists, LLC, the specialist firm that will handle trading in our stock on the Exchange, have welcomed us warmly, and we look forward to their further guidance as we endeavor to increase shareholder value."

About ACR Group, Inc.

ACR Group, Inc. is a leading wholesale distributor of air conditioning, heating, and refrigeration ("HVACR") equipment and supplies. The Company has 51 branches that are located in nine states. The Company's principal customers are contractors that install and service central air conditioning and heating systems in residences and small commercial facilities.

Statements in this news release that relate to management's expectations or beliefs concerning future plans, expectations, events, and performance are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532 713-780-8532
e-mail: atrevino@acrgroup.com	e-mail: tmaresca@acrgroup.com